350 Hudson Street Floor 9
New York, NY 10014 United States
mdsol.com

December 20, 2017

Michael Capone
Address on file

Dear Mike:

This Letter Agreement incorporating the annexed General Release (collectively sometimes referred to as the “Agreement”) contains the terms and conditions applicable to your separation from employment with Medidata Solutions, Inc. or any applicable subsidiary thereof (the “Company”) and is in full settlement of all claims you now have or may have against the Company as more fully set forth in the General Release and except as otherwise provided in the Agreement.

By this Agreement, you agree that you resigned your position as Chief Operating Officer with the Company and that your employment with the Company ceased as of December 13, 2017 (the “Termination Date”).

You should discuss this offer with an attorney. If, after consulting with the attorney of your choice, you feel you have a significant concern which is not adequately addressed herein, you should not sign this Agreement.

1.    Severance and Settlement Payments. Subject to the Company’s receipt of a fully executed copy of this Agreement and General Release in substantial form to Exhibit 1 hereto, the Company will provide you with the following:

(a)	Base pay salary continuation at your current monthly rate of forty one thousand six hundred and sixty seven dollars ($41,667) from the Termination Date through June 30, 2018.

(b)
You will be entitled to receive your 2017 bonus, which will be paid in a lump sum at the same time as the Company pays bonuses to similarly situated executive, which is anticipated to be March 15, 2018. This target rate is 75% ($375,000) and will be modified based upon the actual attainment of the Company’s financial performance component of the 2017 incentive plan. If the Company’s financial performance for the year ending December 31, 2017 results in a lower bonus rate, the appropriate adjustment will be applied to your incentive severance payment; provided that the calculations will be based on the Company’s actual financial results and no negative discretion shall be exercised.

(c)	Continued equity vesting through June 30, 2018.

(d)	To the extent that you elect continuation coverage under COBRA, the Company will pay your premiums, on the same basis as it currently does, for the earlier of the period through June 30, 2018, or until your benefits are covered through a new employer.

Payments of your salary continuation will be made on the Company’s regularly scheduled pay dates and the salary and annual bonus will be subject to all lawful deductions.

You understand and acknowledge that all rights and claims waived and released herein are in exchange for the severance pay and other consideration provided in this Agreement to which you otherwise would not be entitled. Accordingly, no severance payment or other consideration will be paid if the Agreement is not fully executed or is revoked as provided below.

2.    Vacation.     Medidata has no formal policy regarding pay during such absences from work for exempt employees. As a result, you agree that you are not entitled to be paid any amounts for accrued but unpaid vacation.

3.    Benefits. You agree that since you are no longer an employee of the Company, you are no longer entitled to receive any benefits in accordance with the Company’s benefits plans. Certain group medical benefits may be continued under COBRA. Further information will be supplied to you concerning the continuation of such benefits within two weeks of the Termination Date.

4.     Equity. If you sign this Agreement, you will receive continued equity vesting through June 30, 2018, and thereafter all stock options, shares of restricted stock and performance based restricted stock units held by you that remain unvested will be terminated immediately and you will have a period of three months after the expiration of the salary continuation period (i.e., September 30, 2018) to exercise any and all of your Company stock options that are vested prior to completion of the salary continuation period. If you do not accept this offer, all equity vesting will cease on your Termination Date and you will have 90 days from your Termination Date in which to purchase any options that have vested. For additional information, please refer to the Equity Termination Notice.

5.    No Other Payments Due. Except as specifically provided in this Agreement, you understand that you are not entitled to any other payments from the Company including, but not limited to, salary, benefits, bonuses, allowances, severance pay, notice pay, vacation, or holidays, or to any other form or kind of payment or compensation.

6.     No Discrimination. You acknowledge that your separation from employment is not motivated by discrimination or any other improper or unlawful reasons and that the Company has not discriminated against you, breached any express or implied contract with you or otherwise acted unlawfully towards you during the course of your employment.

7.    General Release. As a pre-condition to the Company providing the severance payment and related benefits under Sections 1 and 3 hereof, you shall first execute a general release of all claims you now have or may have against the Company. You agree to execute and be bound by the terms of the General Release annexed to and made part of this Agreement.

8.    References. The Company, in accordance with its policy on references, will provide prospective employers, upon written request addressed to the Human Resources Department, with its usual verification of employment data. It shall be limited to dates of employment and the position held at the time of your separation. If a prospective employer of yours should contact a member of the Executive Team or Board of Directors of the Company regarding you, that member shall refer him or her to the Company’s Human Resources department for a response.

You acknowledge and agree that should you intentionally or inadvertently use as a reference any present or former officer, director, or other employee of the Company, you are deemed to have agreed that the person so used is acting in a personal capacity and not on behalf of the Company, and you agree that the Company shall have no liability to you for the information provided by the person so used, regardless of truth or falsity.

9.    Non-Removal/Return of Property. You agree not to remove any documents, equipment or property belonging to the Company, its employees, clients or others doing business with it. On or before the effective date of this Agreement, you shall have returned your laptop computer, printer and related software to my attention at the Company’s principal office located at 350 Hudson Street, 9th Floor, New York, NY 10014. In the event you fail to return such equipment in a timely manner, you acknowledge that the Company may suspend any settlement and severance payments until the equipment is returned. You further agree to return, on or before the effective date (i) all other equipment and property belonging to the Company which is now in your possession or control, including copies of any and all documents containing information of a proprietary or confidential nature, and any information downloaded from any Company computer in any format and (ii) any Company keys, passes, or identification cards not previously returned.

10.    Confidential Information, Non-Solicitation and Non-Competition. You understand that in connection with your employment with the Company you have acquired and been privy to certain proprietary or business information relating to the Company and its affiliates, including confidential information and trade or business secrets not readily available in the marketplace or to the public. Such information may include, but is not limited to, information relating to operations, strategic and business plans and financial and customer information. Such information does not include information which is publicly known or generally known in the field. You acknowledge and reaffirm your obligation, to hold all Company confidential information in confidence and not to disclose, use, copy, or publish any confidential information after termination of your employment, except as authorized in writing by an executive officer of Medidata or as required by law. You further acknowledge and reaffirm your ongoing non-solicitation and non-competition obligations as set forth in the Employee Confidentiality, Invention Assignment and Non-Competition Agreement, dated September 9, 2014, which is attached hereto as Exhibit A and expressly survives the termination of your employment and remains in full force and effect, provided, however, that paragraphs 11(a) and (c) do not survive and any dispute between you and the Company shall be resolved in accordance with paragraph 17 of this Agreement.

Moreover, you agree that you have been provided confidential and trade secret information which, if disclosed, would have a detrimental effect in various litigations in which the Company is currently involved or may become involved in the future. You agree that in the event that you disclose any confidential information of the Company that the Company has the right to cease any payments due you and that you will immediately return to the Company all benefits you received under paragraphs 1 and 3 herein.

11.    Non-Disclosure of Agreement/Non-Disparagement. You understand and agree that you shall keep the terms of this Agreement and the circumstances of your separation from employment, including all information and communications concerning the negotiation of this Agreement, confidential. Unless required by law, or for the purposes of enforcing the Agreement, or when needed to consult with your immediate family and tax or legal or financial advisors, neither you nor your agents or representatives shall divulge, publish or publicize any such confidential information to any third party, including without limitation any current or former employee or customer of the Company, or to the media. Notwithstanding the foregoing, the parties acknowledge that the Company is bound by certain government reporting and disclosure requirements, which may include accurately reporting the underlying circumstances of the termination of your employment by the Company and/or publicly filing a copy of this Agreement. In the event of such disclosure or filing by the Company, you understand and agree that you shall keep confidential any non-disclosed information concerning your separation from employment and the negotiation of this Agreement. You personally undertake to refrain from disparaging the Company or its businesses or acting in a manner which reasonably may be viewed as detrimental to the best interests of the Company, except where obliged to do so to comply with any legal or regulatory requirement. Without limiting the generality of the foregoing, you shall not make any disparaging comments or statements to any investor or potential investor, business partner or potential business partner, employer or potential employer, news media, magazine, publication, radio, television or social media outlet (such as Facebook, MySpace, Twitter, Linkedln, Glassdoor, Ustream, YouTube, or MocoSpace, or others), to present or former employees of the Company, or to any individual or entity with whom or which the Company has a business relationship, or to anyone else, which could affect adversely the conduct of the Company’s business or its reputation. The Company shall instruct the members of its Board of Directors and its Executive Officers not to make written or oral statements about you that disparage you. Notwithstanding the foregoing, the limitations in this Section 11 shall not be violated by truthful statements made by both you and the Company (a) to any governmental authority or (b) which are in response to legal process, or in connection with required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). In addition, you and the Company and its directors and Executive Officers shall not be prohibited from making statements specifically to rebut any such false or misleading statements made by the other party. For purpose of this Section 11, “Executive Officers” shall mean the Company’s CEO, President, CFO, EVP-Sales, and General Counsel, while such individual is employed by the Company.

12.     Transition Services. For the period of time between December 14, 2017 through June 30, 2018 you will assist with respect to continuing or future matters related to or arising out of your employment with the Company as may be reasonably requested of you from time-to-time by the Company’s CEO or his designee. During this transition period, you will not be required to come into the office and you will receive reasonable advance notice of any request for assistance, which shall not reasonably interfere with any of your outside activities or planned vacations. In no event shall the services described in this paragraph 12, exceed five hours per month.

13.     Cooperation. You agree to cooperate reasonably with the Company, when reasonably requested by the Company, in connection with any future or ongoing litigation, investigation or other matter, including any proceeding before an administrative, judicial, or legislative body or agency, that is directly or indirectly related to your duties with the Company, pertinent knowledge possessed by you or any act or omission by you. You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph at times and locations to be determined by the Company reasonably and in good faith, taking into account your business and personal needs. You also agree not to cooperate voluntarily (or provide direct or indirect assistance or any advice) with any entity or person that is, or may be, adverse to the company in any litigation or administrative proceeding. In the event that you are served with a subpoena or other legal process that would require your cooperation with an entity adverse to the Company, you agree to provide prompt notice to the Company to allow the company to seek a protective order or other appropriate remedy. The Company shall pay all reasonable expenses incurred by you in connection with rendering the services described in this paragraph 13 (including reasonable attorneys fees), provided that you obtain the Company’s written approval for such expenses prior to incurring them and that you submit documentation of such expenses. For any cooperation services rendered after the June 30, 2018, the Company shall pay you at the rate of $1,915 per day or any part thereof and the services described in this paragraph 13 shall not be required following the fifth anniversary of the termination of your employment.

14.     Representations and Acknowledgements. You represent and acknowledge that you have carefully read and understand the provisions of this Agreement and the incorporated General Release, that they contain the entire understanding between you and the Company and that you are not relying upon any representations or statements, written or oral, made by or on behalf of the Company or any affiliated entity, not set forth therein. All prior non-compete, confidentiality, intellectual property and/or restrictive covenant agreements between you and Medidata shall remain in full force and effect in accordance with their terms, as modified by this Agreement. You agree that this Agreement may not be modified except in a written document, signed by you and the Company.

15. Indemnification. If in the future a third party should assert a claim against you which relates to your actions as an officer of the Company prior to the termination of your employment, the Company shall indemnify you (and advance your expenses) to the extent provided by the Company’s by-laws and permitted by law for any costs, attorney’s fees, settlements or damages which you incur in connection with that claim. In addition, you shall be covered by any directors and officers insurance policies maintained by the Company and its affiliates for the benefit of its then-current directors and officers.

16.    Non-Admissions. This Agreement is not intended as, and should not be construed as, evidence of any wrongdoing on your part or on the part of the Company or its affiliates, or as any admission of liability under any federal, state or local law or regulation of any nature whatsoever.

17.    Applicable Law. This Agreement, including the General Release, shall be construed and governed pursuant to the laws of the State of New York without giving effect to its conflict of laws principles. You agree that in the event a dispute arises out of this Agreement that such dispute will be resolved solely in the Supreme Court of the State of New York for the County of New York or the United States District Court for the Southern District of New York and that you irrevocably consent to the jurisdiction of those courts. You also agree that service of process may be served upon you by mail at the address set forth in the Company’s records.

18.    Who is Bound. We agree that the Agreement is binding upon and will inure to the benefit of the parties and to each of its heirs, executors, administrators, trustees, representatives, successors or assigns. The promises that you have made to the Company, you agree, are also made for the benefit of its subsidiaries, affiliates, parents and all other related existing, succeeding or predecessor corporations.

You may signify your acceptance of the terms and conditions of this Agreement, including the incorporated General Release, by signing both the enclosed copy of the Agreement and your General Release and returning them to me. This Agreement may be executed by facsimile and in any number of counterparts, each of which will be considered an original for all purposes, and all of which when taken together will constitute one agreement binding on the parties, notwithstanding that both parties are not signatories to the original or the same counterpart.

For a period of seven (7) calendar days following your execution of this Agreement, you may revoke this Agreement, and rescind your assent thereto. This Agreement shall not become effective or enforceable until seven (7) days have passed following your execution of this Agreement. The effective date of this Agreement shall be the eighth calendar day after you execute this Agreement, if you have not earlier revoked it. You may revoke this Agreement only by giving written notice of revocation to the Company within the aforementioned seven (7) day period. Your revocation can be made by letter, certified mail, return receipt requested, or by facsimile (with subsequent confirmation of receipt by Medidata) to the attention of Jessica Micciche at 212-457-2390 and should state that you choose to revoke your prior acceptance of this Agreement.

The parties further agree and acknowledge by signing this Agreement that except as set forth in Section 14 above, this document (together with the Release) constitutes the full and complete understanding between them and that no other understanding, verbal or written, exists between the parties.

Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

We wish you well in your future endeavors.

Sincerely,

/s/ Michael Otner

Michael Otner
Executive Vice President, General Counsel
Medidata Solutions

Accepted and agreed to:

/s/ Michael Capine
___________________________________________
MICHAEL L. CAPONE

12/21/17
_____________________________________
Dated:

GENERAL RELEASE

As consideration for the settlement and severance pay and other benefits and promises to which Michael Capone, the Releasor, would not be otherwise entitled, which are set forth in the Letter Agreement between Releasor and Medidata Solutions, Inc., dated December 20, 2017, the Releasor, with the intention of binding him/herself, his/her heirs, personal representatives, executors, administrators and assigns, hereby releases and forever discharges Medidata Solutions, Inc., its affiliates, subsidiaries, parent, predecessor and successor corporations and their employees, officers, directors, shareholders, agents, attorneys, representatives and trustees or administrators under any employee benefit plans (collectively referred to as the “Releasees”), from any and all claims (with the exception of unemployment insurance), demands, damages, remedies, contracts (express or implied) and causes of action of any kind or nature whatsoever, whether known or unknown, which Releasor had, now has or in the future may or could have, against Releasees arising out of or relating to any matter up to the date of the execution of this General Release, including but not limited to any and all claims in connection with Releasor’s employment with Medidata Solutions, Inc. (or with any other Releasee) and the termination thereof, excluding any worker’s compensation claims and any claims to enforce Releasor’s rights under the Letter Agreement. This General Release and the Letter Agreement are sometimes collectively referred to as the “Agreement.”

Without limiting the generality of the foregoing, Releasor agrees that he/she knowingly and voluntarily waives all rights he/she has or may have (or that of anyone on her behalf) to commence or prosecute any legal proceeding or action under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefits Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, under any other claims arising under any and all other federal, state and local equal employment, fair employment and civil or human rights laws (whether statutory, regulatory or decisional), under the statutory, regulatory or common law of any jurisdiction, including but not limited to any and all tort claims (e.g., defamation, intentional infliction of emotional distress, negligent hiring, or retention, conversion, interference with contract, abusive discharge), and under any and all federal, state or local laws relating to benefits, labor or employment standards or retaliation (e.g., whistleblowing).

If prior to the date of execution of this General Release, Releasor filed charge(s), complaint(s) or action(s) against any of the Releasees related to any matter released or waived herein, Releasor agrees to withdraw or discontinue them and execute all documents necessary to effectuate their withdrawal or discontinuance.

Should any proceeding be instituted by or on behalf of Releasor with respect to matters here settled, released or waived, then the Letter Agreement and this General Release shall be deemed full satisfaction of any such claim(s) and sufficient basis for their immediate dismissal.

RELEASOR ACKNOWLEDGES THAT HE/SHE FULLY UNDERSTANDS THE CONTENTS OF THE LETTER AGREEMENT AND GENERAL RELEASE AND EXECUTES THEM FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Acknowledgment of Waiver of Claims under ADEA. In the event Employee is age 40 or more as of the date hereof, Employee acknowledges that he/she is waiving and releasing any rights he/

she may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and Releasees agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Employee acknowledges that the consideration given for this Agreement is in addition to anything of value to which Employee was already entitled. If the ADEA waiver is applicable, Employee further acknowledges that he/she has been advised by this writing that (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has at least twenty-one (21) days from the date he/she receives this Agreement within which to consider this Agreement; (c) he/she has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to me by close of business on the seventh day from the date that Employee signed this Agreement. Employee understands that, although Employee has twenty-one (21) days to consider the Agreement, Employee may accept the terms of the Agreement at any time within those twenty-one (21) days.

This General Release shall not become effective or enforceable until seven (7) days have passed following Employee’s execution.

RELEASOR has signed this General Release this 21st day of December, 2017.

RELEASOR:

/s/ Michael Capone
________________________________________________________